Exhibit 99.1

FOR IMMEDIATE RELEASE
	Contact:	Cathy Maloney, VP, Investor Relations
508-651-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS JULY SALES

August 3, 2006 Natick, MA — BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that sales for July 2006 increased by 5.4% to $613.3 million from $582.1 million in July 2005. On a comparable club basis, July sales increased by 1.9% versus last year, including a contribution from sales of gasoline of 1.1%. In 2005, the Company reported a comparable club sales increase of 4.7% for July, including a contribution from sales of gasoline of 1.4%.

For the second quarter ended July 29, 2006, total sales were approximately $2.1 billion, an increase of 5.7% over the second quarter of 2005. Comparable club sales for the second quarter of 2006 increased by 1.8%, including a contribution from sales of gasoline of 1.9%. In 2005, the Company reported a comparable club sales increase for the second quarter of 3.2%, including a contribution from sales of gasoline of 0.4%. For the twenty-six week period ended July 29, 2006, total sales increased by 6.0% and comparable club sales increased by 1.9%, including a contribution from sales of gasoline of 1.7%

Sales Results for July

($ in thousands)

Four Weeks Ended		% Change
July 29, 2006	July 30, 2005	Net Sales	Comp. Sales
$613,321	$582,053	5.4%	1.9%

Twenty-six Weeks Ended		% Change
July 29, 2006	July 30, 2005	Net Sales	Comp. Sales
$3,973,773	$3,750,383	6.0%	1.9%

The Company provided the following additional information regarding July 2006 sales for BJ’s Wholesale Club:

On a comparable club basis, sales were strongest in week one, due primarily to the July 4 calendar shift, and softest in week two. The positive impact of the July 4th calendar shift on comparable club sales for the month was worth approximately 150 basis points.

Comparable club sales increased in all major regions, with the highest increases in upstate New York and Metro New York, and the lowest increase in the Southeast region.

Excluding sales of gasoline, the average transaction amount for the month of July increased by approximately 4% and traffic decreased by approximately 4%.

On a comparable club basis, food sales increased by approximately 2% and general merchandise sales decreased by approximately 2%. Categories with strong comparable club sales increases compared to last year included air conditioners, beverages, electronics, luggage, paper products, produce and summer seasonal. Weaker categories versus last year included apparel, books, jewelry and DVDs. The decrease in book sales was due in part to last year’s strong sales of a new Harry Potter book in July.

-More-

BJ’s Wholesale Club

August 3, 2006

For the month of August 2006, the Company expects comparable club sales to increase 1% to 2%, including a contribution from sales of gasoline of 0% to 0.5%. For the month of August last year, the Company reported a comparable club sales increase of 5.6%, including a contribution from sales of gasoline of 3.4%.

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 165 BJ’s clubs and two ProFoods Restaurant supply clubs. BJ’s press releases and filings with the Securities and Exchange Commission are available on the Internet at www.bjs.com.

Forward-Looking Statements

Statements contained in this press release about comparable club sales and all other statements that are not purely historical are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, levels of customer demand, economic and weather conditions, fluctuations in crude oil and wholesale gasoline prices, state and local regulation in the Company’s markets, and competitive conditions. Certain of these are discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended January 28, 2006 and Quarterly Report on SEC Form 10-Q for the fiscal quarter ended April 29, 2006. Any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change.

Conference Call Information for Second Quarter Results

BJ’s plans to announce financial results for the second quarter ended July 29, 2006 on August 15, 2006 at 7:00 a.m. Eastern Time. At 8:30 a.m. Eastern Time, on Tuesday, August 15, 2006, BJ’s management plans to hold a conference call to discuss the second quarter financial results and its outlook for the second half of 2006. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit www.bjsinvestor.com/medialist.cfm. An archive of the webcast will be available for approximately ninety days.

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